PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President 410-285-9313

Patapsco Bancorp, Inc. Announces  3rd Quarter Results

Baltimore, Md. April 22, 2011 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces an unaudited net loss available for common shareholders of ($909,000) or ($0.47) diluted loss per share for the Company’s nine months ended March 31, 2011 as compared to an unaudited net loss of ($2.1) million or ($1.11) diluted loss per share for the same period of the prior year.

For the third quarter of the Company’s fiscal year 2011 which ended March 31, 2011, the Company announced a net loss to common shareholders of ($474,000) or ($0.24) per share as compared to net loss of ($2.1) million or ($1.07) per share for the comparable period in the prior year.

The Company’s results were significantly impacted by a $1.0 million provision for loan losses incurred during the quarter.  This amount is $1.6 million lower than the provision incurred during the quarter ended March 31, 2010.  Non-performing assets were 5.18% of total assets at March 31, 2011 as compared to 4.67% at June 30, 2010 and 6.25% at March 31, 2010.  The provision for loan losses for the nine months ended March 31, 2011 totaled $2.3 million a 32% decrease compared to the $3.4 million recorded in the comparable period last year.  The ratio of the allowance for loan losses to total loans was 2.18% at March 31, 2011, compared to 1.76% at June 30, 2010 and 2.51% at March 31, 2010.

As of March 31, 2011, Patapsco Bancorp, Inc. reported assets of $270 million, deposits of $235 million and total stockholders’ equity of $16.5 million compared to $270 million, $229 million and $17.4 million at June 30, 2010, the Company’s previous fiscal year end.  The Patapsco Bank remains well capitalized at all levels.

Attached hereto is a summary of the unaudited financial highlights for the periods.

The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Glen Arm and Carney and its Baltimore City office located in Hampden.

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share data)	2011	2010	2011	2010

OPERATING RESULTS:
Interest Income	$3,062	$3,344	$9,576	$10,597
Interest Expense	941	1,257	3,259	4,144
Net Interest Income	2,121	2,087	6,317	6,453
Provision For Loan Losses	1,000	2,583	2,298	3,375
Net Interest Income After Provision
for Loan Losses	1,121	(496)	4,019	3,078
Other Noninterest Income	281	268	706	673
Noninterest Expense	2,031	3,087	5,764	6,905
Income Tax Benefit	(252)	(1,321)	(421)	(1,265)
Net Loss	(377)	(1,994)	(618)	(1,889)
Preferred Stock Dividends	97	82	291	245
Net Loss Available for Common Shareholders	$(474)	$(2,076)	$(909)	$(2,134)

PER SHARE DATA:
Net Loss per Common Share, Basic	$(0.24)	$(1.07)	$(0.47)	$(1.11)
Net Loss per Common Share, Diluted	$(0.24)	$(1.07)	$(0.47)	$(1.11)

Book Value per Common Share	$5.32	$6.04
Tangible Book Value per Common Share (1)	$5.24	$5.93
Period-End Common Stock Price	$1.60	$2.65
Common Stock Price as a Percentage of Tangible Book Value	30.53%	44.69%

PERFORMANCE RATIOS: (2)
Return on Average Assets	-0.56%	-3.06%	-0.30%	-0.95%
Return on Average Equity	-7.69%	-40.68%	-4.65%	-12.49%
Net Interest Margin	3.36%	3.46%	3.32%	3.46%
Net Interest Spread	3.22%	3.29%	3.20%	3.28%

	At
	March 31,	June 30,
	2011	2010
BALANCES:
Net Loans	$189,252	$197,169
Total Assets	$269,852	$269,723
Deposits	$235,030	$228,789
Borrowings	$17,000	$22,100
Stockholders' Equity	$16,467	$17,370

CAPITAL & CREDIT QUALITY RATIOS:
Bank Leverage ratio	7.47%	7.76%
Bank Tier 1 Risked Based ratio	11.72%	11.09%
Bank Total Risked Based ratio	12.99%	12.35%
Allowance For Loan Losses to Total Loans	2.18%	1.76%
Nonperforming Assets to Total Assets	5.18%	4.67%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three and nine month periods ended March 31, 2011 and 2010 are annualized.